UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2016

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2016, Cheniere Energy, Inc. (the “Company”) entered into a Release Agreement (the “Release Agreement”) with Meg A. Gentle, its Executive Vice President–Marketing, in connection with Ms. Gentle’s departure from the Company. Pursuant to the terms of the Release Agreement, the Company and Ms. Gentle have agreed that (i) with respect to Ms. Gentle’s outstanding unvested shares under the Company’s 2011 Incentive Plan Restricted Stock Grant, dated February 18, 2013, by and between Ms. Gentle and the Company, the Company has agreed to waive the continuous service requirement related to the 120,000 shares of restricted stock that vest upon substantial completion of Train 4 at the Company’s liquefaction project under construction at the Sabine Pass LNG terminal in Louisiana and Ms. Gentle has agreed to forfeit the remaining 180,000 unvested shares of restricted stock; and (ii) with respect to Ms. Gentle’s outstanding unvested units under the Company’s 2015 Long-Term Cash Incentive Plan Phantom Unit Award Agreement, dated April 21, 2015, by and between Ms. Gentle and the Company, the Company has agreed that 100,000 units shall vest in full and Ms. Gentle has agreed to forfeit the remaining 33,333 unvested phantom units.

In addition, the Release Agreement contains a mutual release by the Company and Ms. Gentle from certain employment related claims and, with limited exceptions, an agreement not to commence any employment related action or proceeding against the other party. Furthermore, Ms. Gentle has agreed in the Release Agreement, for a period of three months, not to solicit or induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates. In addition, Ms. Gentle has agreed in the Release Agreement not to use or disclose any of the Company’s confidential or proprietary information.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1	Release Agreement between Cheniere Energy, Inc. and Meg A. Gentle, dated August 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: August 26, 2016	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Release Agreement between Cheniere Energy, Inc. and Meg A. Gentle, dated August 26, 2016.